FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

FIRST QUARTER 2016 RESULTS

Highlights:

  Net income was $1.4 million ($0.21 per share) in the first quarter of 2016 compared to $2.6 million ($0.40 per share) in the first quarter of 2015. Core net income, however, increased to $1.5 million ($0.23 per share) in the first quarter of 2016 compared to $842 thousand ($0.13 per share) for the same period in 2015. The 2015 period included a $1.5 million negative provision for loan losses and an abnormally low tax rate as a result of the deferred tax valuation allowance.
  Core return on average equity increased to 4.53% for the quarter ended March 31, 2016 compared to 3.26% for the same period in 2015.
  Core return on average assets improved to 0.58% in the first quarter of 2016 compared to 0.39% in the first quarter of 2015.
  Tangible book value increased to $20.54 per share at March 31, 2016 compared to $19.88 per share at December 31, 2015, a $0.66 increase.
  Net interest income grew to $7.6 million in the first quarter of 2016 compared to $6.3 million in the same period of 2015, reflecting an increase of $1.3 million or 20.4%.
  Loans receivable increased to $632.9 million at March 31, 2016 compared to $624.1 million at December 31, 2015, an annualized growth rate of 5.7%.
  Core deposits increased to $453.3 million at March 31, 2016 from $440.5 million at December 31, 2015, an annualized growth rate of 11.6%.
  Core efficiency ratio improved to 75.10% in the first quarter of 2016 compared to 83.55% for the same period in 2015.
  The Company closed on the acquisition of Oldtown Bank on April 1, 2016, further increasing total assets by approximately $110 million.

Franklin, North Carolina, April 21, 2016 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), the holding company for Entegra Bank (the “Bank”), today announced earnings and related data for the three months ended March 31, 2016.

Roger D. Plemens, President and CEO of the Company, reported, “Our first quarter results reflect another successful quarter for the Company as we continue to deploy our capital and position the Company for long-term independence. We are particularly pleased with the growth in our margin and fee income. Our expansion into Upstate South Carolina has continued to provide us with an excellent pipeline of commercial lending opportunities as well as core deposit relationships. We also entered the Haywood County, North Carolina market on April 1st with our acquisition of Oldtown Bank. This acquisition provides an additional $110 million of assets, allowing us to further deploy our capital, increase our return on average equity, and strengthen our commanding deposit market share in Western North Carolina.”

Net Interest Income

Net interest income increased $1.3 million, or 20.4%, to $7.6 million for the three months ended March 31, 2016 compared to $6.3 million for the same period in 2015. The increase in net interest income was primarily due to higher volumes in the loan and investment portfolios as well as a decrease in the rate paid on deposits. Net interest margin for the first quarter of 2016 improved to 3.23% compared to 3.04% in the first quarter of 2015.

Provision for Loan Losses

We recorded no provision for loan losses for the three month period ended March 31, 2016 compared to a negative provision for loan losses of $1.5 million in the quarter ended March 31, 2015. The Company continues to experience a minimal level of net charge-offs and low levels of non-performing assets.

Noninterest Income

Noninterest income increased $0.3 million, or 21.8%, to $1.9 million for the three months ended March 31, 2016 compared to $1.5 million for the same period in 2015. The improvement was primarily due to a $0.1 million increase in the gain on sale of SBA loans as well as a $0.2 million increase in service and interchange fees on deposits. The Company continues to make investments in growing its SBA lending business and to replace its certificates of deposit balances with lower cost core deposits that generate fee income.

Noninterest Expense

Noninterest expense increased $0.7 million, or 10.7%, to $7.3 million for the three months ended March 31, 2016 compared to $6.6 million for the same period in 2015. Core noninterest expense, which excludes merger-related expenses, increased $0.6 million, or 8.5%, to $7.1 million for the three months ended March 31, 2016 compared to $6.6 million for the 2015 period. The increase in core noninterest expense for the period was primarily attributable to increases in compensation and employee benefits and occupancy, which increased due to the addition of three branches in South Carolina since the first quarter of 2015. We continue to focus on reducing our operating expenses, with a long term goal of achieving an efficiency ratio of 65%.

Income Taxes

Income tax expense for the quarter ended March 31, 2016 increased $0.7 million to $0.9 million from $0.2 million in the comparable 2015 period. The income tax provision for the first quarter of 2015 was abnormally low as a result of the partial valuation allowance that the Company maintained against its net deferred tax asset through June 30, 2015.

Balance Sheet

Total assets increased $23.6 million, or an annualized growth rate of 9.16%, to $1.06 billion at March 31, 2016 compared to $1.03 billion at December 31, 2015.

The Company continued to experience moderate loan demand as net loans increased by $8.8 million, or an annualized growth rate of 5.7%, to $632.9 million at March 31, 2016 from $624.1 million at December 31, 2015. The majority of the Company’s loan growth has been in Commercial Real Estate and Consumer and Industrial lending. The Company also increased its investment portfolios by $14.2 million from December 31, 2015 to March 31, 2016 in order to better leverage its capital.

Core deposits increased $12.8 million, or an annualized growth rate of 11.6%, to $453.3 million at March 31, 2016 from $440.5 million at December 31, 2015. Concurrently, retail and wholesale certificates of deposit declined $8.7 million, or an annualized decrease of 12.6%, to $267.4 million at March 31, 2016 from $276.1 million at December 31, 2015. Core deposits now represent 63% of the Company’s deposit portfolio compared to 61% at December 31, 2015 and 55% at December 31, 2014.

Total equity increased $2.8 million to $134.2 million at March 31, 2016 compared to $131.5 million at December 31, 2015. This increase was primarily attributable to $1.4 million of net income and a $2.5 million improvement in the market value of investment securities, offset by $1.3 million of share repurchases. On January 28, 2016, the Company announced a share repurchase program of up to 5% of its outstanding shares. The Company intends to selectively utilize share repurchases to supplement shareholder returns, but not at the expense of building long term value.

Asset Quality

Non-performing loans increased 23.4% to $9.0 million at March 31, 2016 from $7.3 million at December 31, 2015. Real estate owned balances remained steady at $5.4 million at both March 31, 2016 and December 31, 2015. The increase in non-performing loans was primarily due to the addition of a single $1.7 million hospitality loan, for which no loss is expected.

For the quarters ended March 31, 2016 and 2015, the Company had net loan recoveries of $39 thousand.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This news release and the accompanying tables discuss financial measures, such as core noninterest expense, core net income, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, the Company’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Entegra Bank operates a total of 15 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. For further information, visit the Company’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Interest income	$8,993	$7,884
Interest expense	1,369	1,552

Net interest income	7,624	6,332

Provision for loan losses	—	(1,500)

Net interest income after provision for loan losses	7,624	7,832

Noninterest income	1,875	1,539
Noninterest expense	7,279	6,576

Income before taxes	2,220	2,795

Income tax expense	854	180

Net income	$1,366	$2,615

Average shares outstanding - basic	6,517,753	6,546,375
Average shares outstanding - diluted	6,517,955	6,546,375

Basic and diluted net income per share	$0.21	$0.40

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$45,900	$40,650
Investments - trading	4,841	4,714
Investments - available for sale	260,049	238,862
Investments - held to maturity	34,035	41,164
Other investments	9,374	8,834
Loans held for sale	5,182	8,348
Loans receivable	632,895	624,072
Allowance for loan losses	(9,498)	(9,461)
Real estate owned	5,430	5,369
Fixed assets, net	17,524	17,673
Bank owned life insurance	20,964	20,858
Net deferred tax asset	16,839	18,830
Goodwill	711	711
Core deposit intangible	569	590
Other assets	10,231	10,202

Total assets	$1,055,046	$1,031,416

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$720,712	$716,617
Federal Home Loan Bank advances	163,500	153,500
Junior subordinated notes	14,433	14,433
Post employment benefits	10,253	10,224
Other liabilities	11,910	5,173
Total liabilities	$920,808	$899,947

Total shareholders’ equity	134,238	131,469

Total liabilities and shareholders’ equity	$1,055,046	$1,031,416

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands, except per share data)

	For The Three Months Ended March 31,
	2016	2015
GAAP Performance Ratios and Data:
Return on average assets	0.53%	1.18%
Return on average equity	4.10%	9.69%
Efficiency ratio	76.63%	83.55%
Earnings per share	$0.21	$0.40

Non-GAAP Performance Ratios and Data:
Core return on average assets	0.58%	0.39%
Core return on average equity	4.53%	3.26%
Core efficiency ratio	75.10%	83.55%
Core earnings per share	$0.23	$0.13

	March 31, 2016	December 31, 2015
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$8,982	$7,280
Real estate owned	$5,430	$5,369
Non-performing assets	$14,412	$12,649
Non-performing loans to total loans	1.42%	1.17%
Non-performing assets to total assets	1.37%	1.23%
Allowance for loan losses to non-performing loans	105.74%	129.96%
Allowance for loan losses to total loans	1.50%	1.52%

Other Data:
Tangible book value per share	$20.54	$19.88
Closing market price per share	$17.37	$19.36
Closing price-to-tangible book value ratio	84.57%	97.38%

APPENDIX – RECONCILIATION OF NON-GAAP MEASURES

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands)

Core Noninterest Expense
Noninterest expense (GAAP)	$7,279	$6,576
Merger-related expenses	(145)	—
Core noninterest expense (Non-GAAP)	$7,134	$6,576

Core Net Income
Net income (GAAP)	$1,366	$2,615
Negative provision for loan losses	—	(1,500)
Merger-related expenses	145	—
Adjust actual income tax expense to 35% estimated effective tax rate (1)	—	(273)
Core net income (Non-GAAP)	$1,511	$842

Core Earnings Per Share
Earnings per share (GAAP)	$0.21	$0.40
Negative provision for loan losses	—	(0.23)
Merger-related expenses	0.02	—
Adjust actual income tax expense to 35% estimated effective tax rate (1)	—	(0.04)
Core earnings per share (Non-GAAP)	$0.23	$0.13

Core Return on Average Assets
Return on Average Assets (GAAP)	0.53%	1.18%
Negative provision for loan losses	—	-0.67%
Merger-related expenses	0.06%	—
Adjust actual income tax expense to 35% estimated effective tax rate (1)	—	-0.12%
Core Return on Average Assets (Non-GAAP)	0.58%	0.39%

Core Return on Average Equity
Return on Average Equity (GAAP)	4.10%	9.69%
Negative provision for loan losses	—	-5.44%
Merger-related expenses	0.44%	—
Adjust actual income tax expense to 35% estimated effective tax rate (1)	—	-0.99%
Core Return on Average Equity (Non-GAAP)	4.53%	3.26%

Core Efficiency Ratio
Efficiency ratio (GAAP)	76.63%	83.55%
Merger-related expenses	-1.53%	—
Core Efficiency Ratio (Non-GAAP)	75.10%	83.55%

	As Of
	March 31, 2016	December 31, 2015
	(Dollars in thousands, except share data)
Tangible Book Value Per Share
Book Value (GAAP)	134,238	131,469
Goodwill and intangibles	(1,280)	(1,301)
Book Value (Tangible)	132,958	130,168
Outstanding shares	6,472,372	6,546,375
Tangible Book Value Per Share	20.54	19.88

(1) The company maintained a valuation allowance on a portion of its net deferred tax asset during a portion of 2015 and therefore did not recognize a normal income tax provision. Core results have been adjusted to reflect income tax expense to an estimated 35% effective tax rate after the other adjustments have been applied.